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                                                                    EXHIBIT m.15

                         DISTRIBUTION AND SERVICE PLAN
              (Adopted October 7, 1998, as amended April 20, 1999)

American General Series Portfolio Company 2 (the "Company") is an open-end management investment company, formed under the laws of the state of Delaware, the shares of beneficial interest of the portfolios of which (each, a "Portfolio") may be issued in multiple classes (each, a "Class").

This Plan is adopted by the Company, pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), to provide for payment by the Company of certain expenses in connection with the distribution of the Company's shares, the provision of personal services to the Company's shareholders and/or the maintenance of its shareholder accounts. Payments under the Plan are to be made to A.G. Distributors, Inc. (the
"Distributor"), which serves as the principal underwriter for the Portfolios' shares under the terms of the Distribution and Servicing Agreement pursuant to which the Distributor offers and sells each of the following Classes of the Portfolios' shares as described below and in the Company's prospectus:1

                 o Class A Shares: Class A shares are sold at net asset value plus an initial sales charge.

                 o Class B Shares: Class B shares are sold at net asset value, and are subject to a contingent deferred sales charge upon redemption within a specified period.

DISTRIBUTION FEE AND SERVICE FEE

CLASS A SHARES. The annual compensation payable by the Class A Shares of a Portfolio to the Distributor is an amount equal to .25 of 1% on an annual basis of the average net assets of that Class of a Portfolio's shares as either (1) a "distribution fee" to finance the distribution of that Class of a Portfolio's shares, or (2) a "service fee" to finance shareholder servicing by the Distributor, its affiliated companies and broker-dealers who may sell that Class of a Portfolio's shares and to encourage and foster the maintenance of shareholder accounts, or as a combination of the two fees.

CLASS B SHARES. The annual compensation payable by the Class B Shares of a Portfolio to the Distributor is an amount equal to 1% on an annual basis of the average net assets of that Class of a Portfolio's shares such that (1) .75 of 1% shall be a "distribution fee" to finance the distribution of that Class of a Portfolio's shares, and (2) .25 of 1% shall be a "service fee" to finance shareholder servicing by the Distributor, its affiliated companies and broker-dealers who may sell that Class of a Portfolio's shares and to encourage and foster the maintenance of shareholder accounts.

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        1   The Company also offers Institutional Class I and Institutional
Class II shares. However, the Portfolios do not utilize Portfolio assets to finance the distribution of Institutional Class I and Institutional Class II shares, the provision of personal services to Institutional Class I and Institutional Class II shareholders or the maintenance of Institutional Class I and Institutional Class II shareholder accounts and, therefore, Institutional Class I and Institutional Class II shares are not subject to the Plan.

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The amounts payable hereunder shall be paid to the Distributor monthly or at such other intervals as the Board of Trustees may determine to compensate the Distributor for services provided hereunder. The amount of the distribution fee and/or service fee payable to the Distributor hereunder is not related directly to expenses incurred by the Distributor on behalf of a Portfolio, or a Class thereof, and the Company is not obligated to reimburse the Distributor for such expenses.

NASD DEFINITION
For purposes of this Plan, the "distribution fee" may be considered as a sales charge that is deducted from the net assets of a Class of a Portfolio and does not include the service fee. The "service fee" shall be considered a payment made by a Class of a Portfolio for personal service and/or maintenance of shareholder accounts, as such is now defined by the National Association of Securities Dealers Regulation, Inc. ("NASD"), provided , however, if the NASD adopts a definition of "service fee" for purposes of Rule 2830 of the NASD Conduct Rules that differs from the definition of "service fee" as presently used, or if the NASD adopts a related definition intended to define the same concept, the definition of "service fee" as used herein shall be automatically amended to conform to the NASD definition.

QUARTERLY REPORTS
The Distributor shall provide to the Company's Board of Trustees and the Board of Trustees shall review at least quarterly a written report of the amounts so expended of the distribution fee and/or service fee paid under this Plan and the purposes for which such expenditures were made.

APPROVAL OF PLAN
This Plan shall become effective when it has been approved by a vote of the Company's Board of Trustees and of the Trustees who are not interested persons of the Company and have no direct or indirect financial interest in the operation of the Plan or any agreement related to this Plan (other than as trustees or shareholders of the Company) ("Independent Trustees") cast in person at a meeting called for the purposes of voting on such Plan.

CONTINUANCE
This Plan shall continue in effect for a period of one (1) year and thereafter from year to year only so long as such continuance is approved by the Trustees, including the Independent Trustees, as specified hereinabove for the adoption of the Plan by the Trustees and Independent Trustees.


TRUSTEE CONTINUATION
In considering whether to adopt, continue or implement this Plan, the Trustees shall have a duty to request and evaluate, and the Distributor shall have a duty to furnish, such information as may be reasonably necessary to an informed determination of whether this Plan should be adopted, implemented or continued.




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TERMINATION
This Plan may be terminated at any time with respect to a Portfolio, or a Class thereof, by a vote of a majority of the Independent Trustees of the Company or by a vote of the majority of the outstanding voting securities of such Portfolio or Class thereof, without penalty. The distribution fee and service fee will be paid by the Company, on behalf each Class of a Portfolio, to the Distributor unless and until this Plan is terminated or not renewed, in which event the Company, on behalf of a Portfolio or a Class thereof, shall pay the Distributor for services provided on a pro-rata basis up through the date of termination. Any expenses incurred by the Distributor, on behalf of a Portfolio, or a Class thereof, in excess of the distribution fee and service fee payable hereunder through the date of termination are the sole responsibility and liability of the Distributor, and are not obligations of the Company.

AMENDMENTS
This Plan may not be amended to increase materially the amount to be spent for distribution of a Class of a Portfolio's shares, personal service and/or maintenance of shareholder accounts without approval of that Class of the Portfolio's shareholders, and all material amendments of this Plan must be approved in the manner prescribed for the adoption of the Plan as provided hereinabove.

TRUSTEES
While this Plan is in effect, the selection and nomination of the Trustees who are not interested persons of the Company shall be committed to the discretion of the Trustees who are not interested persons of the Company.

RECORDS
Copies of this Plan, the Distribution Agreement and reports made pursuant to this Plan shall be preserved as provided in Rule 12b-1(f) under the Act.


Adopted as of October 7, 1998

* Effective as of March 1, 2000 for American General Science & Technology Fund


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